Exhibit 99.1
Press Release

AVIS BUDGET GROUP EXPECTS TO REPORT
INCREASED REVENUES AND EARNINGS IN ITS THIRD QUARTER

PARSIPPANY, N.J., October 7, 2010 – Avis Budget Group, Inc. (NYSE: CAR) today announced that, based on preliminary data, it estimates that, for the third quarter ended September 30, 2010, revenues increased year-over-year to approximately $1.5 billion; Adjusted EBITDA excluding certain items increased to $210 to $220 million; pretax income excluding certain items increased to $145 to $155 million; and pretax income increased to $135 to $145 million.

The Company also expects all three of its operating segments to report increases in revenue and Adjusted EBITDA in the third quarter.  The increase in revenue in the Domestic Car Rental segment resulted, as expected, from an increase in rental days offset by a decline in time and mileage revenue per day, the Company said.

“We expect that our third quarter results will show that vehicle rental demand has begun to strengthen, that our cost-saving initiatives have continued to produce meaningful benefits, and that those two trends have had a significant positive effect on our earnings,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer.  “We are encouraged by recent trends in our business and by the substantial year-over-year increase in pretax income we expect to report in the third quarter.”

The Company, based on preliminary data, estimates that its cash balance as of September 30, 2010 will be more than $600 million and that its corporate (non-vehicle-related) debt balance as of September 30, 2010 will be approximately $2.1 billion.

Avis Budget Group plans to announce its third quarter results and host a conference call to discuss such results in early November.

About Avis Budget Group
Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 22,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Avis Budget's current expectations and they include, among others, statements regarding revenues and earnings for the third quarter 2010. Forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  There can be no assurance that such expectations will be achieved.  Actual results may differ materially from those expressed or implied in the forward-looking statements.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein.  These risks and uncertainties include those risks and uncertainties discussed in the "Risk Factors" section of Avis Budget's Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Quarterly Reports for the quarterly periods ended March 31, 2010 and June 30, 2010, and other factors discussed in Avis Budget's filings with the SEC. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Avis Budget does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date of this press release.

Media Contacts: John Barrows 973.496.7865 PR@avisbudget.com	Investor Contacts: Neal Goldner 973.496.5086 IR@avisbudget.com

Non-GAAP Financial Measures
This press release includes management’s estimate of Adjusted EBITDA, excluding certain items and pretax income, excluding certain items for the third quarter ended September 30, 2010, which are non-GAAP financial measures.  Adjusted EBITDA represents income before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that Adjusted EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating business and it is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation.  We exclude certain items from Adjusted EBITDA and pretax income that are not representative of the results of operations of our business.  Below is a reconciliation of these non-GAAP metrics to management’s estimate of pretax income for the third quarter ended September 30, 2010.  The Company is unable to reasonably estimate or predict our provision for (benefit from) income taxes for such period; therefore, the Company is unable to provide a reconciliation to estimated net income for the third quarter ended September 30, 2010 at this time.

Reconciliation of Adjusted EBITDA, excluding certain items to income before income taxes (in millions) (Estimated)
Adjusted EBITDA, excluding certain items	$ 210-220
Less: Non-vehicle related depreciation and amortization	25
Interest expense related to corporate debt, net	40
Income before income taxes, excluding certain items	$ 145-155
Restructuring charges	5
Expenses related to the potential acquisition of Dollar Thrifty	5
Income before Income taxes	$ 135-145

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